Exhibit 99.1

Trovagene, Inc. Announces Reverse Stock Split

SAN DIEGO, May 31 , 2018 — Trovagene, Inc. (NASDAQ:TROV), a clinical-stage oncology therapeutics company, developing targeted therapeutics for the treatment of hematologic and solid tumor cancers, announced today, a reverse split of its common stock, $0.0001 par value, at a ratio of 1 for 12, effective June 1, 2018 (the “Effective Date”). The company’s common stock will begin trading on a split-adjusted basis when the markets open on June 4, 2018 under the existing trading symbol “TROV.”

The reverse stock split is primarily intended to bring the company into compliance with the minimum bid price requirement for maintaining its listing on the Nasdaq Capital Market. The new CUSIP number for the common stock following the reverse split will be 897238 408.

As a result of the reverse split, each 12 pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of the holders, and the number of outstanding common shares will be reduced from approximately 59.4 million shares to approximately 4.9 million shares. Proportionate adjustments will be made to the conversion and exercise prices of the company’s outstanding warrants, stock options, and to the number of shares issued and issuable under the company’s equity incentive plans. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the par value of the common stock.

On April 20, 2018, the board of directors of the company approved the reverse stock split, subject to shareholder approval. On May 30, 2018, a majority of the company’s shareholders approved giving the Board discretionary authority to enact the reverse stock split. The Board approved the reverse stock split on a one for twelve ratio on May 30, 2018.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Any fractional shares of common stock resulting from the reverse stock split will be rounded up to the nearest whole post-split share and no shareholders will receive cash in lieu of fractional shares. The company’s transfer agent, Philadelphia Stock Transfer, Inc. will provide stockholders of record holding certificates representing pre-split shares of the company’s common stock as of the effective date, a letter of transmittal providing instructions for the exchange of shares. Registered stockholders holding pre-split shares of the company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connection with the reverse stock split. Additional information about the reverse stock split can be found in the company’s definitive proxy statement (Form DEF 14A) filed with the Securities and Exchange Commission on April 27, 2018 available free of charge at the SEC’s website www.sec.gov or at the company’s website www.trovagene.com. Philadelphia Stock Transfer, Inc. can be reached by phone at (484) 416-3124 or mail at 2320 Haverford Rd., Suite 230, Ardmore, PA 19003

About Trovagene, Inc.

Trovagene is a clinical-stage, oncology therapeutics company. The company’s primary focus is to develop oncology therapeutics for the treatment of hematologic and solid tumor cancers for improved cancer care, utilizing its technology in tumor genomics. Trovagene has intellectual property and proprietary technology that enables the company to analyze circulating tumor DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics. For more information, please visit https://www.trovagene.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2017, and other periodic reports filed with the Securities and

Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Corporate Communications

858-952-7652

vkelemen@trovagene.com